Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Tax-Free Fund For Utah
 (the "Fund") was held on October 12, 2011. The holders of shares representing 93% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Dollar Amount of  Votes:


Trustee			For		Withheld

Tucker Hart Adams	$322,849,367	$5,768,368
Ernest Calderon		$327,965,712	$  652,023
Thomas A. Christopher	$328,080,304	$  537,432
Gary C. Cornia		$324,401,021	$4,216,715
Grady Gammage, Jr.	$326,893,524	$1,724,212
Diana P. Herrmann	$328,159,821	$  457,915
Lyle W. Hillyard	$323,229,843	$5,387,893
John C. Lucking		$327,359,073	$1,258,663
Anne J. Mills		$326,444,782	$2,172,944


2. To ratify the selection of Tait, Weller & Baker LLP as the Fund's independent registered public accounting firm.


Dollar Amount of  Votes:

	For		Against		Abstain
	$326,419,841	$1,884,834	$313,041